Exhibit 99.1

Media Contact:
Eddie Northen
404-888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES OPERATIONAL LEADERSHIP CHANGES

ATLANTA, July 27, 2016 - Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial services company, announced leadership changes at its Atlanta headquarters.

President of Orkin North America Gene Iarocci will retire at the end of September, after 12 years with Rollins and an illustrious 48-year business career. Iarocci began as a Region Manager trainee in South Florida in 2003, quickly moving through operational and corporate leadership positions until he was named to his current position in 2013. Among his many accomplishments, Iarocci led Orkin to exceed $1 billion in revenue for the first time in the company’s history.

Freeman Elliott has been promoted to President of Orkin U.S., overseeing five Orkin divisions, National Sales, Client Services, Orkin Customer Contact Centers, and Orkin Domestic Franchising. Elliott began with Orkin as a Lawn Care Technician in 1991, working his way through the company, most recently serving as Orkin Southeast Division President. Elliott will continue leading the Southeast Division until the company names a replacement.

Jerry Gahlhoff, who most recently led Rollins subsidiary HomeTeam Pest Defense, has been elevated to oversee operations of additional specialty brands including Western Pest Services, Waltham Services, and Rollins Human Resources and Training.

Steve Leavitt, who most recently led a group of Rollins’ specialty brands, has been elevated to oversee Rollins’ emerging opportunities. In this new role, Leavitt will oversee all international operations, including Orkin Canada, Rollins’ Australian and UK pest operation brands, and the Industrial Fumigant Company, which has international client base opportunities. He will also have responsibility for recently-acquired PermaTreat Pest Control and the Rollins wildlife brands – TruTech and Critter Control – the company’s fastest-growing business line.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com,  www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com,  www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE